Exhibit 4.2

Aurora Mobile Limited — Class A Common Shares

(Incorporated under the laws of the Cayman Islands)

Number [ ]	Shares [ ]

Share capital is US$500,000 divided into

(i) 4,920,000,000 Class A Common Shares of a par value of US$0.0001 each,

(ii) 30,000,000 Class B Common Shares of a par value of US$0.0001 each and

(iii) 50,000,000 shares of a par value of US$0.0001 each

THIS IS TO CERTIFY THAT

is the registered holder of

Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the Company on

by:

DIRECTOR